Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK INCREASES SHARE REPURCHASE AUTHORIZATION

Berwyn, PA, April 2, 2015 — AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has increased the authorized level for repurchases of its common stock by $350 million. This increased authorization will be added to the approximately $20 million that currently remains available from an existing authorization approved by the Board of Directors in November 2014.

Frank S. Hermance, AMETEK’s Chairman and Chief Executive Officer said, “This increased share repurchase authorization provides us the flexibility to continue to opportunistically repurchase our common stock. Share repurchases will remain a modest use of our strong cash flow, with strategic acquisitions remaining the primary use.”

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2014 sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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